Exhibit 10.2

LICENSE AND RELEASE AGREEMENT

This LICENSE AND RELEASE AGREEMENT (the “Agreement”) is made and entered and is effective as of the date of the last signature in the execution block below (the “Effective Date”) by and between VPR Brands, LP, a limited partnership organized under the laws of the State of Delaware, having a place of business at 1141 Sawgrass Corporate Parkway, Sunrise, Florida 33323 (“Licensor”), and JUUL Labs, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 1000 F St. NW, Suite 800, Washington, DC 20004 (“Licensee”). Licensor and Licensee are each individually referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the owner of all right, title, and interest in and to, including the right to sue for past, present, and future infringement of the Licensed ’622 Patent; and

WHEREAS, Licensee wishes to acquire from Licensor, and Licensor is willing to grant to Licensee, a license, release, and other rights under the Licensed ’622 Patent and to settle any potential disputes with regards to Other Patent Claims.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, without admitting any liability or making any admission regarding the validity, enforceability, or infringement of any patent, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a Party, any Person that now or hereafter, directly or indirectly, Controls, is Controlled by, or is under common Control with such Party, but any such Person will be deemed to be an Affiliate only as long as Control exists.

1.2 “Claims” means claims, counterclaims, proceedings, actions, damages, costs, expenses, liabilities, losses, third-party claims, contribution claims, indemnity claims, demands, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, whether such claims are absolute or contingent, in tort, contract or otherwise, direct or indirect, past, present or future, known or unknown.

1.3 “Control” means, with regard to a Person, direct or indirect ownership of fifty percent (50%) or more or, in jurisdictions where a foreign investor may not own fifty percent (50%) or more, the maximum percentage that a foreign investor may own pursuant to local laws and regulations, of the voting power of the outstanding stocks or equity interests.

1.4 “Current Affiliate” means, with respect to Licensee, any Person that, on the Effective Date, directly or indirectly, Controls, is Controlled by, or is under common Control with Licensee.

1.5 “Current Product(s)” means any Electronic Nicotine Delivery System (“ENDS”) product(s) Exploited by Licensee or Current Affiliates on or before the Effective Date.

1.6 “Exploit” or “Exploitation” means to sell, offer for sale, lease, import, export, supply, or otherwise market, distribute, or provide, to a third party anywhere in the world.

1.7 “Future Affiliate” means any Person, excluding Current Affiliates, that, directly or indirectly, Controls, is Controlled by, or is under common Control with Licensee after the Effective Date and that is engaged in the design or manufacture of ENDS products, but any such Person will be deemed to be a Future Affiliate only as long as Control exists.

1.8 “Future Product(s)” means any ENDS product(s) Exploited by Licensee, Current Affiliates, or Future Affiliates other than Current Products.

1.9 “Excluded Product(s)” means any ENDS product(s) Exploited by a Future Affiliate prior to such Future Affiliate becoming an Affiliate of Licensee, or any ENDS product(s) Exploited at any time (other than Current Products including any Immaterial Product Variations or Future Products Exploited by Licensee prior to becoming an Affiliate of any of the Listed Companies) by any of Altria Client Services Group Inc., R.J. Reynolds Tobacco Company, Philip Morris International Inc., British American Tobacco p.l.c., Japan Tobacco Inc., Imperial Brands PLC, GLAS Inc., or any Affiliates of any of the foregoing (the “Listed Companies”).

1.10 “Immaterial Product Variation” means, with respect to any product(s), any change or modification to such product(s) that (a) is a cosmetic or dimensional change, (b) is a replacement or change of “commodity” components such as batteries, circuit components, charging hardware, and/or (c) does not significantly alter its function or structure.

1.11 “Licensed Product(s)” means any Current Product(s) and/or Future Product(s) but not Excluded Products.

1.12 “Licensed ’622 Patent” means U.S. Patent No. 8,205,622 B2 and, throughout the world, (i) any reissues, reexaminations, continuations, continuations-in-part, divisionals, pending applications and/or foreign counterparts owned or controlled by Licensor and claiming priority, in whole or in part, to such patent(s) or application(s), and all reissues, reexaminations, continuations, continuations-in-part, divisionals thereof; (ii) any foreign or domestic patent issuing from any application claiming priority to or sharing priority with, in whole or in part, any of the foregoing; (iii) any patent or patent application terminally disclaimed over any of the patents or patent applications described in this definition; and (iv) any and all extensions, substitutions, or renewals of any of the patents or patent applications described in this Section 1.12.

1.13 “Other Patent Claim(s)” means, excluding the claims of the Licensed ’622 Patent, throughout the world only those existing or future issued claims of the following that, in the absence of this Agreement, would be infringed by any of Licensee’s and its Current Affiliates’ ENDS products, standing alone or in combination with any third-party product(s), that were sold commercially and, in the case of such a combination, also used together, on or before the Effective Date: (i) U.S. and foreign patents and/or patent applications owned or controlled by Licensor, its Affiliates, or Kevin Frija or any entity under his Control as of or after the Effective Date; (ii) any reissues, reexaminations, continuations, continuations-in-part, divisionals, pending applications and/or foreign counterparts claiming priority, in whole or in part, to such patent(s) or application(s), and all reissues, reexaminations, continuations, continuations-in-part, divisionals thereof; (iii) any foreign or domestic patent issuing from any application claiming priority to or sharing priority with, in whole or in part, any of the foregoing; (iv) any patent or patent application terminally disclaimed over any of the patents or patent applications described in this definition; and (v) any and all extensions, substitutions, or renewals of any of the patents or patent applications described in this Section 1.13.

1.14 “Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, trust, association or organization or other legal entity.

1.15 “Transfer” or “Transferred” means the consummation, on or after the Effective Date, of an assignment, asset sale, merger, consolidation, stock sale, share exchange or other transaction or series of related transactions that results in a Third Party having (a) ownership of the Licensed ’622 Patent or any Other Patent Claim; (b) an exclusive license under the Licensed ’622 Patent or any Other Patent Claim; or (c) the right to enforce the Licensed ’622 Patent or any Other Patent Claim.

1.16 “Transferee” means any Third Party to which the Licensed ’622 Patent or any Other Patent Claim is Transferred.

1.17 “Third Party” means any Person that is not a Party.

ARTICLE II

LICENSES

2.1 License Grant. Subject to the terms of Sections 6.2, 6.4, and 8.2, Licensor hereby grants to Licensee and its Affiliates, with no right to sublicense, a nonexclusive, worldwide, irrevocable, perpetual, non-transferable, except as set forth in Sections 5.2, 10.2, 10.3, 10.4, and 10.5, license under the Licensed ’622 Patent and any Other Patent Claim, to make, have made, import, export, use, sell, develop, offer to sell and otherwise distribute Licensed Products.

ARTICLE III
RESERVATION OF RIGHTS

3.1 All rights not expressly granted in this Agreement with respect to the Licensed ’622 Patent are hereby reserved and retained exclusively by Licensor. Licensor grants no other licenses by implication, estoppel, or otherwise to the Licensed ’622 Patent.

ARTICLE IV
RELEASES

4.1 Releases of Licensee. Subject to the terms of Sections 6.2, 6.4, and 8.2, Licensor, and with respect to any Other Patent Claim, Kevin Frija, releases, acquits, and discharges Licensee and its respective Affiliates, and their members, shareholders, employees, officers, directors, attorneys, principals, trustees, representatives, manufacturers, suppliers, distributors, resellers, and customers and agents, from all Claims relating to acts of alleged infringement of the Licensed ’622 Patent and any Other Patent Claim by Licensed Products or the negotiation of this Agreement, in each case occurring prior to the Effective Date.

4.2 Release of Licensor. Licensee releases, acquits, and discharges Licensor, and its members, shareholders, employees, officers, directors, attorneys, principals, trustees, representatives and agents, from all Claims relating to the Licensed ’622 Patent, the Licensed Products, or the negotiation of this Agreement, in each case occurring prior to the Effective Date.

4.3 Mutual Release. The Parties acknowledge and covenant that (a) the applicable releasing Parties have not heretofore made or filed and will not make or file any allegations or any action against any of the released Parties in connection with, based upon or arising out of any Claims and (b) such releasing Parties have not and will not assign to any Person any released Claims or rights including any released Claims (or any part thereof).

4.4 Unknown Claims. The Parties, having specific intent to release the identified potential Claims described in the foregoing Sections 4.1 and 4.2, whether known or unknown, hereby acknowledge and expressly waive the provisions of Section 1542 of the California Civil Code (and similar provisions in other jurisdictions, whether by statute or common law), which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with debtor or released party.”

4.5 Costs and Attorneys’ Fees. Each Party agrees that it shall bear its own costs and attorneys’ fees relating to the negotiation and performance of this Agreement.

ARTICLE V
COVENANTS

5.1 Licensee Covenants. Licensee represents, warrants and covenants that, except in defense to a claim of patent infringement, as required by law or by a court in response to a subpoena, or if this Agreement terminates, it will take no action, directly or indirectly to render any claim of the Licensed ’622 Patent invalid or unenforceable or not infringed and that it will take no action, directly or indirectly, to aid or assist any third party to render any claim of the Licensed ’622 Patent invalid or unenforceable or not infringed. For the avoidance of doubt, neither Party shall allege that Licensee’s compliance with any court or administrative order, discovery request, or subpoena is a violation of this provision. Moreover, membership in a multi-member organization, including but not limited to Allied Security Trust, RPX, or Unified Patents, shall not by itself constitute such challenge or assistance.

5.2 (a) Licensor Covenant Upon Transfer. Effective immediately upon a Transfer, Licensor, on behalf of itself and its Affiliates, and Kevin Frija with respect to any Other Patent Claim, and binding on any Transferee of the Licensed ’622 Patent or any Other Patent Claim, hereby grants to Licensee and its Affiliates, a worldwide, perpetual and irrevocable (subject to Sections 6.2, 6.4, and 8.2), royalty-free, fully paid up, non-exclusive, non-sublicensable, non-transferable (except as permitted under Sections 5.2, 10.2, 10.3, 10.4, and 10.5) license, under the Licensed ’622 Patent and/or any Other Patent Claim that are Transferred, to make, have made, import, export, use, sell, develop, offer to sell and otherwise distribute Licensed Products.

(b) Distribution Chain Covenant. As of the Effective Date, and subject to Sections 6.2, 6.4, and 8.2, Licensor, on behalf of itself and its Affiliates, and Kevin Frija solely with respect to any Other Patent Claim, covenants not to sue Licensee, its Affiliates, or the suppliers, manufacturers, distributors, resellers, retailers, service providers, customers (direct and indirect), and users, for infringement arising solely from activities authorized by Licensee or its Affiliates involving Licensed Products. This covenant is coextensive with, and shall not exceed, the scope of the licenses, products, persons, activities, limitations, conditions, and remedies expressly provided in this Agreement, and shall run with, terminate, or be rescinded automatically to the same extent as the applicable licenses granted under Section 2.1. For clarity, this covenant creates no independent license, sublicense, or third-party-beneficiary right, protects no product or activity not otherwise covered by this Agreement, and may be invoked by a protected Person only as a defense consistent with Section 11.15.

5.3 No Implied Licenses or Rights. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO LICENSE, COVENANT, RELEASE, OR OTHER IMMUNITY IS GRANTED TO LICENSEE OR ANY THIRD PERSON OR ENTITY, EITHER DIRECTLY OR BY IMPLICATION, ESTOPPEL OR OTHERWISE. NO RIGHTS OR LICENSES ARE EXTENDED FOR PRODUCTS OR SERVICES NOT EXPRESSLY LICENSED HEREUNDER.

ARTICLE VI
CONSIDERATION TO LICENSOR FOR LICENSE

AND RELEASES UNDER THE LICENSED ’622 PATENT

6.1 Total Consideration Amount. As consideration to Licensor for the license and releases granted herein, Licensee agrees to pay Licensor a total, fixed fee of Eleven Million U.S. dollars ($11,000,000) (the “Total Consideration”).

6.2 Installment Schedule. The Total Consideration shall be paid in four (4) non-refundable installment payments (each payment an “Installment Payment”) in accordance with the following schedule:

(i)	On or before July 27, 2026, Four Million U.S. dollars ($4,000,000) (the “First Installment”);

(ii)	On or before July 1, 2027, Four Million U.S. dollars ($4,000,000) (the “Second Installment”);

(iii)	On or before July 1, 2028, Two Million U.S. dollars ($2,000,000) (the “Third Installment”);

(iv)	On or before July 1, 2029, One Million U.S. dollars ($1,000,000) (the “Fourth Installment”).

6.3 The First Installment and each subsequent Installment Payment shall be wired to the following bank account pursuant to the schedule set forth in Section 6.2 above:

Bank Name:

Account No:

Domestic Wire Routing No:

Beneficiary:

Any payment once made by Licensee to Licensor will not be refunded or refundable to Licensee. Notwithstanding the foregoing, in the case of any clerical error with respect to a payment made hereunder, the Parties will remedy such clerical error through timely proper payment adjustments. No payment shall be deemed made under this Agreement until the funds in the appropriate amount and as specified in this Agreement are actually received by and credited to Licensor’s bank account. For avoidance of doubt, Licensee acknowledges that the Installment Schedule prescribed in Section 6.2 is simply a periodic payment arrangement, and the Total Consideration is due and fully payable to Licensor regardless of the continued validity of the Licensed ’622 Patent.

6.4 Timeliness of Licensee Payments. If Licensee fails to pay the First Installment or any Installment Payment according to the schedule set forth in Section 6.2 above, Licensor shall provide Licensee notice of the failure to pay the installment. If Licensee fails to cure within thirty

(30) days, such failure to cure shall constitute a material breach, and Licensor may either (i) terminate the license and rescind the releases granted in Section 4.1 above, and the releases granted in Section 4.2 above would then automatically be reciprocally rescinded or (ii) pursue remedies for breach of contract.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Representations and Warranties by Parties. Each Party represents and warrants that it has the corporate power and authority to enter into this Agreement, and to carry out the terms and perform its obligations set forth in this Agreement, and that the person executing this Agreement on its behalf has the authority to act for and bind such Party.

7.2 Representations and Warranties by Licensor. Licensor represents and warrants that as of the Effective Date (i) it is the sole and exclusive owner of all right, title, and interest in and to the Licensed ’622 Patent, and that no other third party owns any right to recover for infringement of or to assert any rights in or under the Licensed ’622 Patent for any time prior to or during the Term; (ii) it has the full and exclusive authority to grant the licenses in the Licensed ’622 Patent as set forth herein; (iii) it has the full, sole, and exclusive right to grant the releases and covenants set forth herein without the need for any consents, authorizations, or approvals not yet granted or obtained; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or any other agreements or understandings that would prevent or impair the full and complete exercise of the terms of this Agreement, including the grant of the licenses, covenants, and releases hereunder; (v) Licensor has no Affiliates; (vi) Licensor has not assigned or otherwise transferred to any other entity any rights to the Licensed ’622 Patent or any Other Patent Claim that would conflict or prevent it from entering into this Agreement; and (vii) Licensor is not involved in any action or proceeding, or under the threat of any action or proceeding, brought by any third party against Licensor or its directors, officers, employees, or licensees, concerning any rights associated with the Licensed ’622 Patent. If Licensor proposes to undertake (x) any reorganization, recapitalization, or other transaction, or (y) the direct or indirect sale, assignment, transfer, divestiture, or other disposition (including by way of merger, dissolution, liquidation, or winding-up) of Control of any Licensor Affiliate, Licensor shall, prior to such reorganization, recapitalization, or other transaction or sale, assignment, transfer, divestiture, or other disposition, cause the Person, corporation, or other entity that will become such parent or acquirer to agree, in a writing executed by such Person, corporation, or other entity, to assume all obligations of Licensor hereunder immediately upon becoming such parent or acquirer and Licensor shall provide a copy of any and all such agreements to Licensee, which may be redacted to exclude terms other than the foregoing. The Parties agree that the complaint filed by R.J. Reynolds in Delaware District Court seeking a declaratory judgment of non-infringement does not concern “rights associated with the Licensed ’622 Patent” for the purposes of this Section 7.2.

7.3 Representations and Warranties by Licensee. Licensee represents and warrants that, as of the Effective Date, none of Altria Client Services Group Inc., R.J. Reynolds Tobacco Company, Philip Morris International Inc., British American Tobacco p.l.c., Japan Tobacco Inc., Imperial Brands PLC, GLAS Inc., or any Affiliates of any of the foregoing is a Current Affiliate.

7.4 Indemnification. Each Party shall indemnify the other Party from Claims arising from its own breach of any of its representations and warranties set forth in this Article VII.

ARTICLE VIII
TERM

8.1 Term. The term of this Agreement shall commence upon the Effective Date and shall remain in full force and effect until six (6) years after the later of the expiration of the Licensed ’622 Patent or the last of any Other Patent Claim to expire (the “Term”). At the end of the Term, the licenses, covenants, releases, and other provisions of Articles II, IV, V, VII, and X shall remain in full force and effect in perpetuity (or any specific shorter period expressly set forth therein) with respect to rights granted prior to the expiration or termination.

8.2 Termination. Licensor may terminate this Agreement if Licensee commits a material breach of this Agreement pursuant to Section 6.4 above and/or breaches the covenants set forth in Section 5.1 above. The Parties further acknowledge and agree that the licenses, covenants, and releases granted by Licensor under this Agreement are fundamental and material to this Agreement. Any failure by Licensor or Licensee to timely perform any of the material obligation(s), or any material violation thereof, shall constitute a material breach of this Agreement. In the event of a material breach, the non-breaching Party shall be entitled to seek injunctive relief, specific performance, and any other equitable relief available under applicable law, without the necessity of proving actual damages, to the extent permitted by law, in addition to any other remedies available at law or in equity. Upon the expiration or early termination of this Agreement other than due to any default by Licensee to timely pay all amounts due under Section 6, all licenses, release, and rights granted by Licensor under this Agreement shall remain in force and effect.

ARTICLE IX
WARRANTIES

9.1 EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII ABOVE, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. Any warranty made by Licensee to its customers or other third parties will be the sole responsibility of Licensee and will not bind Licensor or be deemed or treated as having been made by Licensor.

ARTICLE X

ASSIGNMENT AND PARTIAL OR FULL DISPOSITIONS

10.1 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns whether by merger, consolidation, operation of law, or otherwise, subject to the restrictions of Sections 10.2, 10.3, 10.4, and 11.7.

10.2 Sale of Business. If Licensee is acquired in a merger, consolidation, stock sale, share exchange, reorganization, recapitalization, spin-off, sale of substantially all assets, or other transaction or series of related transactions resulting in a Third Party acquiring Control of Licensee (the “Acquirer”) or a change in the Person or Persons that Control Licensee (each, a “Full Disposition”), Licensee may assign or otherwise transfer this Agreement and the licenses, covenants, and releases granted hereunder (including any remaining Installment Payment obligations) in whole to such Acquirer or successor, such that, following such Full Disposition, such Acquirer or successor shall be entitled to exercise all rights and benefits under this Agreement as if it were the Licensee hereunder, but the License shall be strictly limited to Licensed Products as of the effective date of such transaction and Immaterial Product Variations of such Licensed Products (regardless of whether such Immaterial Product Variations are made prior to such transaction or thereafter made by the Acquirer or successor), and the License will remain worldwide and otherwise be subject in all respects to the restrictions and obligations of this Agreement.

10.3 Disposition of Product Line or Business. If Licensee or an Affiliate sells or otherwise disposes of a product line, assets, business, or division that includes Licensed Products (other than a sale or disposition of all or substantially all of Licensee’s ENDS-related business and assets as set forth above in Section 10.2) (a “Partial Disposition”) to a Third Party (the “Partial Acquirer”), (a) Licensee shall give Licensor written notice of any such Partial Disposition no later than thirty (30) days following the effective date of such Partial Disposition; (b) for any Licensed Product(s) as of the effective date of such Partial Disposition that is included in the product line, assets, business, or division that is the subject of the Partial Disposition, Licensee may assign or otherwise transfer in part to such Acquirer this Agreement and the licenses, covenants, and releases granted hereunder, in each case as they apply to such Licensed Product(s) and Immaterial Product Variations thereof (regardless of whether such Immaterial Product Variations are made prior to such transaction or thereafter made by the Acquirer), such that, following such Partial Disposition, such Partial Acquirer shall be entitled to exercise all rights and benefits under this Agreement with respect to such Licensed Product(s) and Immaterial Product Variations thereof as if it were the Licensee hereunder; and (c) following such Partial Disposition, the License shall continue in full force and effect as to the Licensee, its remaining Affiliates, and their respective remaining Licensed Products. For clarity, Licensee or any of its Affiliates may assign its rights under this Agreement in part in compliance with this Section 10.3 while it continues to retain its rights under this Agreement for its remaining products and business.

10.4 For the avoidance of doubt, any licenses, covenants, and releases assigned or otherwise transferred in whole or in part to an Acquirer or successor or Partial Acquirer under Sections 10.2 or 10.3 shall not apply to any other products, businesses, or assets owned or Exploited by the Acquirer or successor or Partial Acquirer or their Affiliates whether prior to or after the effective date of the Disposition.

10.5 Notwithstanding Sections 10.2 and 10.3, in the case of any assignment or transfer to any of the Listed Companies, the scope of the licenses, covenants, and releases assigned or transferred shall be limited to Licensed Products as of the effective date of such assignment or transfer and Immaterial Product Variations thereof, and shall not extend to any other products owned or Exploited by the Listed Companies or their Affiliates.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Confidentiality. The existence, terms, and conditions of this Agreement shall be treated as confidential, provided, however, that each of the Parties may disclose this Agreement (i) as required by discovery requests in pending litigation subject to a protective order with a confidentiality designation of “Outside Attorneys’ Eyes Only” or higher; (ii) to any court, administrative forum, governmental body, or governmental agency or as may otherwise be required by law, order, rule, or regulation or in connection with an investigation by a governmental agency; (iii) based on the advice of counsel, in filings under applicable securities laws or regulations or per the rules of any securities exchange or similar organization (collectively, “Securities Filings”); (iv) to their respective employees, directors, legal advisors, accountants, auditors, financial advisors, and other professional advisors, with needs to know, subject to reasonable non-use and non-disclosure requirements; and (v) to potential and actual acquirers, investors, underwriters and lenders, subject to reasonable non-use and non-disclosure requirements. In the event that a Party is required or intends to disclose the terms of this Agreement in response to a discovery request, subpoena, or similar disclosure in a legal or regulatory proceeding, the disclosing Party (a) shall give prior written notice to the other Parties, including providing the other Parties with a copy of the relevant request for production or subpoena; (b) shall not disclose the terms of this Agreement until ten (10) business days after the notification set forth in clause (a) above; and (c) shall make reasonable best efforts to ensure that the disclosure is pursuant to the highest level of confidentiality available under the applicable protective order or other governing agreement, order, or regulation. Licensee acknowledges and agrees that following execution of this Agreement, Licensor intends to file with the SEC, as required by applicable U.S. federal securities laws and/or regulations, a Current Report on Form 8-K relating to the Agreement, substantially in the form agreed to by the Parties and attached hereto as Exhibit A. In connection with any Securities Filings, Licensor shall (I) provide Licensee with reasonable advance notice of the proposed disclosure to the extent legally permissible; (II) provide Licensee with a reasonable opportunity to review and comment on the proposed disclosure and identify information that Licensee believes should be redacted or otherwise treated as confidential; (III) consider in good faith any comments provided by Licensee regarding such disclosure; and (IV) use commercially reasonable efforts to redact, omit, or otherwise seek confidential treatment of all non-public business information, commercially sensitive information, technical information, product-specific information, financial terms, and other competitively sensitive terms related to this Agreement to the maximum extent permitted by applicable securities laws or regulations. Licensor and Kevin Frija acknowledge and agree that each of them shall use all reasonable efforts to maintain the confidentiality of this Agreement and any terms or conditions hereunder. Except as otherwise provided in this Section, no Party shall make any publication, press release, or advertisement with respect to this Agreement or any activities which are undertaken in accordance with this Agreement, without the prior written consent of the other Party.

11.2 Notices. All notices required or permitted to be given hereunder must be in writing and must be delivered by email addressed as follows:

For Licensee:	Kevin Frija

Email:

Chief Executive Officer

VPR Brands, LP

1141 Sawgrass Corporate Parkway Sunrise, FL 33323

With copies to:	Matthew G. McAndrews

Email:

Peter J. McAndrews

Email:

McAndrews, Held & Malloy, Ltd.

500 West Madison Street, 34th Floor Chicago, IL 60661

For Licensee:	Tyler Mace

Email:

Chief Legal Officer

JUUL Labs

1000 F Street NW, Suite 800

Washington DC 20004

With copies to:	Michael Renaud

Email:

Mintz

One Financial Center

Boston, MA 02111 Michael Van Loy

Email:

Mintz

3580 Carmel Mountain Road San Diego, CA 92130

Justin D. Hovey

Email:

Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111

Veronica T. Nunn

Email:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street, New York, NY 10019

Such notices shall be deemed to have been served when received by addressee. Any Party may give written notice of a change of address and, after notice of such change has been received, any notice or request must thereafter be given to such Party as above provided at such changed address.

11.3 Choice of Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles.

11.4 Dispute Resolution. The Parties agree (i) that any disputes and litigation between Parties regarding this Agreement, its construction, and matters connected with its performance shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, except as set forth in Section 11.5 below; and (ii) to submit any disputes, matters of interpretation, or enforcement actions between Parties arising with respect to the subject matter of this Agreement exclusively to such Court, except as set forth in Section 11.5 below. The Parties hereby waive any challenge to the jurisdiction or venue of such Court and consent to personal jurisdiction and venue in the foregoing court over and in such matters. A Party that obtains a judgment against the other Party in the court identified in this Section may enforce that judgment in any court that has jurisdiction over the Parties. Notwithstanding anything in this Section to the contrary, nothing in this Section 11.4 will (i) restrict Licensor from bringing infringement claims against third parties (other than those released or protected under Sections 4.1 and 4.2) under the Licensed ’622 Patent outside of such Court; (ii) provide any third party involved in a lawsuit relating to the Licensed ’622 Patent outside the Court with a basis or any rights to transfer or otherwise move such lawsuit to the Court; and/or (iii) provide any third party with a basis to file a declaratory judgment action under the Licensed ’622 Patent before the Court.

11.5 Limited Arbitration. This Section 11.5 shall apply solely to the resolution of disputes arising as to whether (a) a claim of a patent acquired by Licensor constitutes an Other Patent Claim; (b) whether a product is an Excluded Product pursuant to Section 1.9; and (c) whether a product is an Immaterial Product Variation of a Licensed Product as of the effective date of a Partial Disposition pursuant to Section 10.3 or a Full Disposition pursuant to Section 10.2. Any such dispute will be determined exclusively by binding arbitration in New York City, NY. The decision of the arbitrator shall be final and binding on the Parties. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules and shall be conducted before a single arbitrator, which arbitrator will be a retired U.S. federal court judge with experience in judging patent cases chosen in accordance with such rules. Judgment on any award may be entered in any court of appropriate jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may not award damages or other monetary amounts to either Party.

11.6 No Admission of Liability. It is expressly understood that this Agreement is entered into solely for the purpose of allowing the Parties to avoid potential or actual disputes. This Agreement does not constitute an admission of infringement, enforceability, validity, or liability, including by the negotiation, execution, and performance of this Agreement, nor an admission by either Party of any wrongdoing, contractual obligation, or of any duty whatsoever, whether based in statute, regulation, common law, or otherwise, and each Party expressly denies that any liability or any such violation has occurred.

11.7 Assignment by Licensor. Licensor may sell, assign or otherwise transfer the Licensed ’622 Patent or any Other Patent Claim to any other third party, provided that (a) such sale, assignment, or transfer is subject to all of the terms and conditions of this Agreement; and (b) such third party executes a valid and enforceable written agreement agreeing to be bound by all of the terms and conditions of this Agreement with respect to the rights being sold, assigned or otherwise transferred, including without limitation the licenses, releases, and covenants granted herein.

11.8 Further Acts. The Parties agree to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out this Agreement.

11.9 Non-Circumvention. Licensor and Kevin Frija agree that Licensor and Kevin Frija shall not take or fail to take any action circumventing, or to assist any third party in circumventing, Licensor’s obligations hereunder, including Licensor shall not pay money or provide any other valuable consideration to any third party to fund litigation, proceedings, licensing, or other assertions of (a) the Licensed ’622 Patent or any Other Patent Claim during the Term, or (b) any other patents or patent applications during the Term, in either case of (a) and (b), against Licensee or its Affiliates.

11.10 Severability. The Parties intend that if a court holds that any provision or part of this Agreement is invalid or unenforceable, the court will modify that provision or part to the minimum extent necessary to make it valid and enforceable, or if it cannot be made valid and enforceable, will sever and delete that part. That modification or severance will not affect the validity or enforceability of the remainder of this Agreement, which will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid, illegal, or unenforceable provision that most nearly achieves the intent of the provision.

11.11 Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions among them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Agreement.

11.12 Modification; Waiver. No modification or amendment to this Agreement will be effective unless in writing and signed by authorized representatives of the Parties. No waiver of any provision, breach, or default of this Agreement will be valid unless in a writing signed by the waiving Party that specifies what is being waived. A valid waiver under this Section 11.12 will be limited in scope to the waiver specified and will not constitute a waiver of any other provision, breach, or default under this Agreement. A Party’s failure or delay in enforcing any provision of this Agreement will not operate as a waiver.

11.13 Waiver. In addition, each Party expressly waives and disclaims all understandings, conditions, representations, warranties, or communications made before the Effective Date by itself or the other Party and agrees to rely solely on those expressly set forth in this Agreement.

11.14 Construction; Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

11.15 No Third-Party Beneficiaries. Notwithstanding any other provision in this Agreement that may be read to the contrary, this Agreement does not confer on any Person other than the Parties hereto any right to bring an action based upon an alleged breach of this Agreement; however, this Section shall not prevent a third party, including but not limited to Licensee’s Affiliates, manufacturers, suppliers, resellers, distributors, customers, service providers, retailers, and users, from pleading this Agreement as a defense in an action initiated against a third party concerning infringement of the Licensed ’622 Patent or any Other Patent Claim in respect of Licensed Products.

11.16 Counterparts. This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by electronic or digital signatures, including by use of the DocuSign electronic signature platform, and such signatures shall be deemed to bind each Party as if they were original signatures.

11.17 Licensor agrees that this Agreement is not evidence of a domestic industry for purposes of any proceeding before the International Trade Commission, and that Licensor shall not use this Agreement or any Licensee activity as evidence of the same. Licensor further agrees that it shall not seek discovery from Licensee or any Licensee Affiliate relating to this Agreement in any action, suit or proceeding, including but not limited to discovery regarding domestic industry relating to any patent in any action before the United States International Trade Commission and hereby irrevocably waives any such argument.

11.18 The Parties acknowledge and agree that, for purposes of section 365(n) of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended (the “Bankruptcy Code”), all rights and licenses under this Agreement are, and shall otherwise be deemed to be, rights and licenses to “intellectual property” as defined under section 101 of the Bankruptcy Code. All written agreements entered into in connection with the Parties’ performances hereunder from time to time shall be considered agreements “supplementary” to this Agreement for purposes of said section 365(n). The Parties agree that, notwithstanding anything else in this Agreement, Licensee, as a licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including, without limitation, the rights of Licensee to the continued enjoyment of the rights, licenses and covenants under this Agreement. Each Party acknowledges that if the Party granting the license or covenant hereunder (the “Bankruptcy Licensor”), as a debtor in possession, or a trustee-in-bankruptcy for such Bankruptcy Licensor, in a case under the Bankruptcy Code, seeks to reject this Agreement, it shall provide notice to the Licensee of its intent to reject the Agreement so that Licensee may elect to retain their rights under this Agreement as provided in section 365(n) of the Bankruptcy Code (a “365 Election”). The obligations of the Bankruptcy Licensor shall not be (i) discharged or released pursuant to any plan or confirmation order entered in the bankruptcy of such Licensor or (ii) deemed rejected under section 365 of the Bankruptcy Code in the absence of proof that Licensee has been afforded the opportunity to make a 365 Election (a “365 Election Notice”). For the avoidance of doubt, without acknowledgment by Licensee of their receipt of the 365 Election Notice, any failure by Licensee to make such election shall not be deemed (i) a waiver of Licensee’s rights under section 365 of the Bankruptcy Code; (ii) consent to a departure from the requirements of section 365 of the Bankruptcy Code, this provision or any other term, covenant, provision or condition set forth in this Agreement; or (iii) a waiver by Licensee to treat the Bankruptcy Licensor’s failure to provide the 365 Election Notice as a post-petition default under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below.

VPR BRANDS, LP,		JUUL LABS, INC.

By:	/s/ Kevin Frija	By:	/s/ Vittal Kadapakkam
Name:	Kevin Frija	Name:	Vittal Kadapakkam
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	7/22/2026	Date:	7/22/2026